UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 21, 2010
(Date of earliest event reported)

_________________________

RAPID LINK, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-22636	75-2461665
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

5408 N. 99th Street
Omaha, NE   68134
(Address of principal executive offices, including zip code)

(402) 392-7561
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01                        Amendment of a Material Definitive Agreement.

As of January 21, 2010, the Registrant entered into an Amendment to the Share Exchange Agreement  (the “Amendment”) with  Blackbird Corporation (“Blackbird”), certain Registrant shareholders, certain principal shareholders of Blackbird (the “Blackbird Shareholders”), and a wholly-owned subsidiary of Blackbird, Mr. Prepaid, Inc. (“Mr. Prepaid”). The Amendment amended the Share Exchange Agreement by and among Blackbird and the Registrant and their respective principal shareholders dated as of October 13, 2009 (“Share Exchange Agreement”).

Under the Share Exchange Agreement, it was contemplated that the Registrant would acquire all or substantially all of the outstanding shares of capital stock of Blackbird (the “Transaction”) which would result in Blackbird becoming an operating subsidiary of the Registrant.  In consideration for the Blackbird shares, the Registrant was required to issue an aggregate of 520,000,000 shares of its common stock to the shareholders of Blackbird, which would constitute approximately 80% of the Registrant’s then-issued and outstanding shares of common stock.

Under the Amendment, the transaction contemplated by the Share Exchange Agreement has been modified to provide for an initial closing at which Rapid Link shall acquire all of the issued and outstanding shares of capital stock of Mr. Prepaid in exchange for 10,000,000 shares of the Registrant’s newly-formed preferred stock, and Mr. Prepaid will become a wholly-owned subsidiary of the Registrant (the “Share Exchange”).  The Registrant’s preferred stock shall have certain rights and preferences including that the shares of preferred stock will be initially convertible into 520,000,000 shares of Registrant common stock.  On an as-converted basis, these 520,000,000 shares of common stock would constitute approximately 80% of the Registrant’s then-issued and outstanding shares of common stock.  Prior to the initial closing, the outstanding capital stock of Telenational Communications, Inc. (“Telenational”) and One Ring Networks, Inc. (“One Ring”) will be transferred from Rapid Link to a third party (“New Rapid Link”), without recourse or liability to Rapid Link.

In addition, on the terms and subject to the conditions set forth in the Amendment, at a subsequent closing, subject to the satisfaction of certain additional conditions including obtaining consents to transfer certain telecommunications licenses from the Federal Communication Commission and state regulatory authorities, Blackbird will also deliver to Rapid Link all of the issued and outstanding shares of capital stock of Yak America, Inc. and the capital stock of any other Blackbird subsidiary.  At such subsequent closing, certain assets necessary to conduct the core business of Telenational will be transferred to a wholly-owned subsidiary of Rapid Link in exchange for the assumption by such transferee of $1.85 million of indebtedness owed to certain creditors.  Such indebtedness will be secured by the Telenational assets.

Under the Amendment, Blackbird made additional customary representations and warrants with respect to Mr. Prepaid and Yak America.

The description of the Amendment to the Share Exchange Agreement is qualified in its entirety by reference to such amendment attached hereto as Exhibit 2.2.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

2.2
Amendment to Share Exchange Agreement dated as of January 21, 2010, by and among the Registrant, Blackbird Corporation, a Florida corporation, Mr. Prepaid, Inc., a Florida corporation, the principal Blackbird stockholders, and the principal Rapid Link stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAPID LINK, INCORPORATED
Date: January 27, 2010	By:	/s/ John A. Jenkins
John A. Jenkins Chief Executive Officer, Chief Financial Officer and Chairman of the Board